SCHEDULE A-4

CONTROLLING PERSONS, DIRECTORS AND EXECUTIVE OFFICERS OF
RIO DAS PEDRAS ACOES

The name, business address, title, present principal occupation or employment of each of the executive officers of Rio das Pedras Ações (“Rio das Pedras”) are set forth below. Rio das Pedras is an equities fund organized under the laws of Brazil and has no directors. If no business address is given, the officer’s business address is Rua Cezira Giovanoni Moretti, 955, 2nd floor, Piracicaba, SP 13414-157, Brazil. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to Rio das Pedras. All of the persons listed below are citizens of Brazil.

Name and Business Address	Present Principal Occupation Including Name and Address of Employer(1)
Executive Officers
Rubens Ometto Silveira Mello	Executive Officer
Burkhard Otto Cordes	Executive Officer
Sylvio Klein Trompowsky Heck	Executive Officer
Celso Renato Geraldin	Executive Officer
Ivan Kenji Uchimura	Executive Officer

(1)	Same address as officer’s business address except where indicated.